UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2010 (August 2, 2010)

NTELOS HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51798	36-4573125
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Spring Lane, Suite 300, PO Box 1990, Waynesboro, Virginia		22980
(Address of Principal Executive Offices)		(Zip Code)

(540) 946-3500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 2, 2010, NTELOS Holdings Corp. (the “Company”) announced that its wholly owned subsidiary NTELOS Inc. closed on an additional $125 million senior incremental term loan (the “Incremental Term Loan”). The Incremental Term Loan was contemplated in NTELOS Inc.’s Credit Agreement dated August 7, 2009 providing for its existing $635 million first lien term loan (the “First Lien Term Loan”). The Incremental Term Loan was issued at a 0.25% discount and bears interest at 3.75% above either the Eurodollar rate or 2.0%, whichever is greater. The terms and conditions of the Incremental Term Loan, which are identical to the terms and provisions of the First Lien Term Loan, are provided for in the Joinder Agreement dated as of August 2, 2010, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Proceeds from the Incremental Term Loan, combined with approximately $50 million of cash on hand, will be used to fund the FiberNet acquisition. The Company previously announced on July 19, 2010 that NTELOS Inc. entered into a Purchase Agreement with Conversent Communications, Inc., a wholly owned subsidiary of One Communications Corp. (“OCC”), to acquire OCC’s FiberNet business. Pending all required approvals, the FiberNet acquisition is expected to close in the fourth quarter of 2010.

A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Joinder Agreement dated as of August 2, 2010

99.1	Press release issued by NTELOS Holdings Corp. dated August 2, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: August 2, 2010

NTELOS HOLDINGS CORP.

	By:	/s/ Michael B. Moneymaker
Michael B. Moneymaker
Executive Vice President, Chief Financial Officer, Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Joinder Agreement dated as of August 2, 2010

99.1	Press release issued by NTELOS Holdings Corp. dated August 2, 2010